Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-103390, 333-84024, 333-75047, 333-48989, 333-35034 and 333-24105) and Post-Effective Amendment No. 1 to Form S-4 Registration Statement on Form S-8 Registration Statement (No. 333-102014) of MAPICS, Inc. of our report dated July 27, 2000, except as to Note 3 for which the date is November 26, 2002 and Note 4 for which the date is December 5, 2003, with respect to the consolidated statements of operations and cash flows of Frontstep, Inc. for the year ended June 30, 2000 which appear in this Current Report on Form 8-K/A.

Ernst & Young LLP

Columbus, Ohio
December 11, 2003